Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

ServiceNow, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share, issuable in respect of assumed restricted stock units under the Logik.io Inc. 2025 Restricted Stock Unit Plan	Rule 457(c) and Rule 457(h)	26,837	$1,004.45	$26,956,424.65	$0.0001531	$4,127.03
Total Offering Amounts	26,837				$26,956,424.65
Total Fee Offsets							–
Net Fee Due							$4,127.03

(1)
This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of ServiceNow, Inc. (the “Registrant”), par value $0.001 (the “Common Stock”) issuable pursuant to restricted stock units assumed by the Registrant as a result of the consummation on May 30, 2025, of the transaction contemplated by the Agreement and Plan of Merger and Reorganization, dated as of April 2, 2025, by and among the Registrant, Lambda Merger Sub, Inc., Logik.io Inc. and Shareholder Representative Services LLC.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 23, 2025.